EXHIBIT 99.1

FOR IMMEDIATE RELEASE CONTACT:
Press Inquiries: Scott Larson Public Relations Sycamore Networks, Inc. (978) 250-3433 scott.larson@sycamorenet.com	Investor Inquiries: Terry Adams Investor Relations Sycamore Networks, Inc. (978) 250-3460 investor.info@sycamorenet.com

SYCAMORE NETWORKS, INC. RECEIVES NOTICE OF PENDING DELISTING FROM NASDAQ DUE TO LATE FILING OF FORM 10-Q Company to Request Hearing

CHELMSFORD, Mass., June 17, 2005 — Sycamore Networks, Inc. (NASDAQ: SCMR) today announced that due to the delay in filing its Form 10-Q for the period ended April 30, 2005, it has received a letter from the Staff of The Nasdaq Stock Market indicating that the Company’s common stock is subject to delisting pursuant to Nasdaq Marketplace Rule 4310(c)(14). Nasdaq Marketplace Rule 4310(c)(14) requires the Company to make on a timely basis all filings with the Securities and Exchange Commission, as required by the Securities Exchange Act of 1934, as amended.

Sycamore will appeal the Nasdaq Staff’s determination by requesting a hearing before a Nasdaq Listing Qualifications Panel, which will automatically stay the delisting of SCMR common stock pending the Panel’s review and determination. Until the Panel issues a determination and the expiration of any exception granted by the Panel, Sycamore’s common stock will continue to be traded on The Nasdaq National Market. However, as a result of the delayed filing of its Form 10-Q, the trading symbol for the Company’s common stock will be changed from SCMR to SCMRE effective as of the opening of business on June 20, 2005.

As previously announced, Sycamore has delayed filing its Quarterly Report on Form 10-Q due to an internal investigation being directed by its Audit Committee relating to the accounting treatment for certain stock options granted during the period from 1999 to 2001, including whether additional stock compensation expenses should have been recorded during the period under review. The Company previously announced this investigation in a press release dated June 7, 2005.

While the Company is working diligently to finalize the internal investigation and complete its Form 10-Q, there can be no assurance that the Panel will grant the Company’s request for an exception that would allow the continued listing of the Company’s common stock on The Nasdaq Stock Market until the Company files its Form 10-Q for the quarter ended April 30, 2005 with the Securities and Exchange Commission.

About Sycamore Networks

Sycamore Networks, Inc. (NASDAQ: SCMR) develops and services optical networking products for telecommunications service providers worldwide. The Company’s products enable service providers to cost-effectively and easily transition their existing fiber optic network into a network infrastructure that can provision, manage and deliver economic, high-bandwidth services to their customers. For more information, please visit www.sycamorenet.com.

Certain matters discussed in this news release, including those relating to the nature and scope of the investigation, expectations as to the completion of the investigation and timing of the filing of the Quarterly Report on Form 10-Q for the period ended April 30, 2005 and any listing requirements which may be prescribed or any determination which may be made by a Nasdaq Listing Qualifications Panel, may constitute forward-looking statements. Actual results or events could differ materially from those stated or implied in these forward-looking statements, including as a result of additional actions and findings resulting from the continuing internal investigation. There can be no assurance concerning the results of the internal investigation or the timing of the filing of the Quarterly Report on Form 10-Q for the period ended April 30, 2005. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.